UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

1847 HOLDINGS LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

1847 HOLDINGS LLC

260 Madison Avenue, 8th Floor

New York, NY 10016

SUPPLEMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

On January 23, 2025, 1847 Holdings LLC (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for a special meeting of shareholders to be held on March 11, 2025.

The Company is filing this supplement to the Proxy Statement (this “Supplement”) to correct an error in the description of the matters considered routine or non-routine.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. To the extent the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. The terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

The following subsection of the section titled “Information About the Proxy Process and Voting” contained in the Proxy Statement is hereby amended and restated in its entirety to read as follows:

What are broker non-votes and what effect do they have on the proposals?

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

All of the proposals described in this proxy statement are considered non-routine matters. Accordingly, we do not anticipate that there will be any broker non-votes in connection with the Special Meeting.